Exhibit (d)(9)

November 23, 2017

PennantPark Floating Rate Capital Ltd.

A company incorporated under the laws of the state of Maryland

(The “Company”)

Supplementary Notice

Pursuant to the Supplementary Prospectus of the Company, of November 21, 2017 bearing the date of November 22, 2017 (the “Prospectus”), and in accordance with the provisions of Article 16(1a)(2) of the Securities Law, 5728-1968 (the “Securities Law”) and the provisions of the Securities Regulations (Supplementary Notice and Draft Prospectus), 5767-2007, the Company is pleased to publish a Supplementary Notice to the issuance and registration for trading of the securities set forth below (the “Supplementary Notice”).

The terms contained in this Supplementary Notice shall have the meaning ascribed to them in the Prospectus, unless otherwise expressly stated.

The offer to the public pursuant to the Prospectus and this Supplementary Notice will only be carried out in Israel and not in the US, to a US Person and/or to a person in the US, each within the meaning of Regulation S enacted under the United States Securities Act of 1933, as amended from time to time (“Regulation S” and the “Securities Act”, respectively).

The Company furnished the TASE with an opinion letter of a U.S. law firm stating that, subject to the assumptions, qualifications and limitations set forth in such opinion letter, no registration of the Notes under the Securities Act is required for the offer and sale of the Notes in the offering in the manner contemplated hereby.

Any purchaser of the Notes offered pursuant to the Prospectus and this Supplementary Notice shall be deemed to have declared that he/she is an Israeli resident, that he/she is not a US Person or a person in the US, that he/she is not acquiring the Notes offered pursuant to the Prospectus and this Supplementary Notice for a US person or a person in the US, that he/she was not in the US at the time of submitting a request to purchase the Notes offered pursuant to the Prospectus and this Supplementary Notice and he/she is not acquiring the Notes offered pursuant to the Prospectus and this Supplementary Notice with the intention to conduct a “Distribution” (as this term is defined in the US securities laws) in the US. The distributors with whom the Company entered into agreements, for the distribution of the Offered Securities (pursuant to the Prospectus and this Supplementary Notice), their affiliated companies and anyone acting on their behalf, shall declare, among other things, that they will offer the Offered Securities to Israeli residents only, and not to any US Person, and that they did not take nor will they take any action or make any publication in the US in connection with the promotion of the sale of Offered Securities as aforesaid.

Under Rule 904 of Regulation S, Notes offered pursuant to the Prospectus and this Supplementary Notice may be resold on the TASE by any individual (with the exception of the Company, a distributor or affiliates of any of them (except any officer or director who is an affiliate solely by virtue of holding such position) or any person acting on behalf of any of the foregoing persons) provided that: (a) the offer is not made to a person in the United States, (b) neither the seller nor anyone acting on the seller’s behalf has knowledge that the purchase was pre-arranged with a buyer in the United States, and (c) no “directed selling efforts” (as defined in Regulation S) are made in the United States by the seller, an affiliate, or any person acting on their behalf. In the case of an offer or resale of Notes by an officer or director of the Company or a distributor, who is an affiliate of the Company or distributor solely by virtue of holding such position, no selling concession, fee or other remuneration may be paid in connection with such offer or sale, other than the usual and customary broker’s commission that would be received by a person executing such transaction as an agent.

The Prospectus and this Supplementary Notice are not intended for publication, circulation and/or distribution in the US, to a US Person and/or to a person in the US as defined in Regulation S, and no person is authorized to sell securities offered under the Prospectus and this Supplementary Notice in the US.

The Prospectus and this Supplementary Notice have not been filed with the SEC. Subject to the following provisions, Securities offered under the Prospectus and this Supplementary Notice may not necessarily be registered in the US under the Securities Act and the holders of securities offered under the Prospectus and this Supplementary Notice not allowed to offer and/or sell them in the US to a US Person and/or to a person in the US, unless they have been registered in accordance with the Securities Act or if an exemption from the registration requirement exists in accordance with the Securities Act. Subject to the following provisions, the Company does not undertake to register the securities in the US in accordance with the Securities Act.

The Prospectus and this Supplementary Notice and the securities offering and acquisition pursuant thereto and anything arising from and/or relating to the Prospectus and this Supplementary Notice, shall be subject solely to the laws of the State of Israel and no other laws shall apply, and the exclusive jurisdiction in any matter concerning the foregoing is granted to the competent courts of Israel and them only, and the offerees, by consenting to purchase the securities offered under the Prospectus and this Supplementary Notice, accept this exclusive jurisdiction and this choice of law.

A decision to purchase the securities offered under the Prospectus and this Supplementary Notice shall be made solely in reliance on the information contained (including by way of reference) in the Prospectus and this Supplementary Notice. The Company has not authorized and will not allow any other person or entity to disclose information that varies from that that is detailed in the Prospectus and this Supplementary Notice. The Prospectus and this Supplementary Notice do not and will not constitute an offer of securities in any other country other than Israel.

1.	The Securities Offered and the Method of the Offer

1.1	Notes (Series A)

1.1.1	Series A Notes, NIS 565,000,000 par value registered by name (the “Notes”), shall be offered to the public in consideration for their par value, bearing fixed annual interest at a rate to be determined in a public tender to be held by the Company on the rate of annual interest to be borne by the Notes. The principal of the Notes and the interest thereon shall be linked to the representative rate of the Dollar. For details regarding linkage terms, see Section 2.1.1 of the Prospectus. The Base Rate[1] is NIS 3.525 = USD 1.

1.1.2	The annual interest rate by which the Notes will be offered shall not exceed 3.83% per year (the “Maximum Interest Rate”)[2].

1.1.3	For details regarding the maturity dates of the principal and interest on the Notes, see Section 2.1.2 and 2.1.3 of the Prospectus.

1.1.4	The Notes are offered to the public in 565,000 units (the “Note Units” or the “Units”) by way of a uniform offer pursuant to Chapter B of the Securities Regulations (Manner of Offering Securities to the Public), 5767-2007 (the “Manner of Public Offering Regulations”) in a single tender on the annual interest rate to be borne by the Notes, which shall be held on the day and hour set forth in this notice, whereby the interest rate determined in the tender will not exceed the Maximum Interest Rate. The composition and price of each Unit are as follows:

Price
NIS 1,000 par value Notes	NIS 1,000

Total price per Unit	NIS 1,000

1.1.5	Since the Notes are issued at par value, there will be no discount in the offering pursuant to the Prospectus and this Supplementary Notice. For details regarding taxation of the Notes see Section 2.7 of the Prospectus.

1.1.6	For additional details regarding the terms and conditions of the Notes, see Section 2.8 of the Prospectus as well as the provisions of the Deed of Trust which was signed on November 23, 2017, between the Company, on one side, and Mishmeret Trust Company, Ltd., on the other side, in the form attached as Appendix A herewith (the “Deed of Trust”)[3].

1.2	The Public Tender for purchasing Notes

The Notes will be offered to the public in a public tender, all as set forth in this Section 1.2.

[1]	The Base Rate, as such term is defined in the Deed of Trust, as defined below.
[2]	Subject to adjustments as specified in Section 7 of the Deed of Trust and/or the entitlement to interest in arrears (as specified in Section 3.8 of the Terms and Conditions Overleaf which are in Schedule I of the Deed of Trust, annexed as Appendix A to this Supplementary Notice).
[3]	In this Deed of Trust, typographical and proofreading errors were corrected as compared to the Deed of Trust signed on November 20 2017 and which was attached to the Prospectus, and the scope of the series was also updated.

In case of cancellation of the said tender, the offered Notes will not be issued, they will not be listed for trading on the TASE and no money will be collected from the investors in connection with those units.

Due to the change in amount of the Notes offered pursuant to the Supplementary Notice vi-s-vis the amount noted in section 2.1.1 of the Prospectus, and after the Company’s request to the Israeli Securities Authority to shorten the period to accept subscriptions has been granted, the Subscription List for the purchase of the units offered to the public shall open on Sunday, November 26, 2017 (the “Tender Date”) at 16:00 and shall close on that day at 17:00 (“the Subscription List Closing Time”), provided that the period for submitting subscriptions will not end earlier than the end of seven (7) hours, of which at least five (5) are trading hours, from publication of the Supplementary Notice.

Subscriptions to purchase Units in the tender should be submitted through Leader Underwriting (1993) Ltd., of 21 Ha’arba’a Street, Tel Aviv (the “Dealer Manager”). Subscriptions may be submitted to the Dealer Manager directly or through bank branches or other TASE members (the “Authorized Recipients”), no later than the Subscription List Closing Time, on customary forms for this purpose that can be obtained from the Authorized Recipients.

Each subscriber may submit up to three offers at different interest rates, not exceeding the Maximum Interest Rate, provided that the interest rate offered by it is stated in percentages in increments of 0.01%. That is to say, it shall be possible to submit subscriptions at the Maximum Interest Rate and at lower rates in increments of 0.01%, i.e. 3.83%, 3.82%, 3.81% and so on. Subscriptions that do not state such increments shall be rounded up to the nearest interest step.

Each subscription to purchase Units in the tender submitted to an Authorized Recipient on the Tender Date shall be deemed to have been submitted on the same day, if received by the Authorized Recipient before the Subscription List Closing Date, and provided it is subsequently transferred by the Authorized Recipient to the Dealer Manager, and received by the Dealer Manager no later than one hour after the Subscription List Closing Date (“the deadline for submission to the Dealer Manager”). An application that is received by the Authorized Recipients after the closing date of the Subscription List or received by the Dealer Manager after the deadline for submission to the Dealer Manager, will not be accepted by the Company.

The subscriptions will be transferred to the Dealer Manager from the Authorized Recipients on the Tender Date, until the deadline for submission to the Dealer Manager, by transmitting the subscriptions digitally in a virtual safe or through closed envelopes that will remain closed until after the deadline for submission to the Dealer Manager has passed, and will be entered by the Dealer Manager into a closed and locked box together with the subscriptions that were submitted directly to the Dealer Manager, up to the said time.

Subject to applicable law, the subscriptions are irrevocable. Submission to purchase units by the Authorized Recipients for their clients shall be deemed an irrevocable commitment by them to be responsible for the purchase of all Notes issued to their clients as a result of full or partial acceptance of the subscriptions submitted by them in accordance of the provisions of the Prospectus and this Supplementary Notice, and to pay through the Dealer Manager the full consideration according to the provisions of the Prospectus and this Supplementary Notice.

On the Tender Date, after the deadline for submission to the Dealer Manager, the virtual safe and the envelopes will be opened and in addition the subscriptions in the virtual safe shall be presented, in the presence of the Company’s representative, the Dealer Manager representative and an auditor who will oversee the proper conduct of the tender process, and in addition, the results of the tender will be summed up and processed.

For further details regarding the manner of submitting subscriptions, the tender’s proceedings, publication of its results and the manner of allocating Units to subscribers, see Section 2.4 of the Prospectus.

2.	Qualified Investors

With respect to 488,124 Units out of the offered Units of Notes, which constitute approximately 86.39% of the total Units of Notes offered to the public under the Prospectus and the Supplementary Notice, the Company has entered into a prior engagement with Qualified Investors, as defined in Section 1 of the Manner of Public Offering Regulations,4 whose names are listed below (in this Section: “Qualified Investors”), whereby the Qualified Investors undertook to submit subscriptions to the Public Tender for purchase of the Notes in an amount not less, and at interest rate that’s not higher than that noted next to their names:

Serial number	Name of Qualified Investor	Number of Units	Interest Rate (%)
1	SPHERA FIXED INCOME STRATEGIES GP LC	5,000	3.74
2	EDMOND DE ROTHSCHILD MUTUAL FUNDS MANAGEMENT (ISRAEL) LTD	18,320	3.59
3	EDMOND DE ROTHSCHILD PORTFOLIO MANAGEMENT (ISRAEL) LTD	5,149	3.69
4	Orcom Strategies, Ltd.*	7,500	3.60
5	Orcom Strategies, Ltd.*	10,000	3.80
6	I.B.I Amban Portfolio Management	12,967	3.70
7	INFINITY PROVIDENT FUNDS MANAGEMENT LTD	9,000	3.80
8	INFINITY PORTFOLIO MANAGEMENT (ISRAEL AND WORLDWIDE) LTD	6,795	3.80
9	Altris Finance Ltd.*	15,450	3.60
10	Altris Finance Ltd.*	15,500	3.75
11	ALTSHULER SHAHAM NETZ, LIMITED PARTNERSHIP	5,000	3.79
12	ALFI BENEDEK INVESTMENT MANAGEMENT LTD	20,906	3.75
13	Enigma Capital Markets Ltd for Portfolio Management	1,600	3.00
14	Academic Study Tradable	5,000	3.80
15	EXCELLENCE NESSUAH ASSET MANAGEMENT LTD*	1,315	3.80

[4]	“Qualified Investor” - is a person who undertook in advance to purchase from the offer to the public units with a monetary value of at least NIS 800 thousands, provided that he is one of the following: (1) a portfolio manager within the meaning of Section 8(b) of the Regulation of Engagement in Investment Counseling, Investments, 5755-1995, which, at its discretion, purchases the account of a customer; (2) a corporation wholly owned by one or more classified investors who acquire for himself or another classified investor; (3) an investor listed in Section 15A(b)(2) of the Securities Law; (4) an investor who subscribes to details (1) to (9) or (11) of the First Schedule to the Securities Law, who purchases for himself.

Serial number	Name of Qualified Investor	Number of Units	Interest Rate (%)
16	Arbitrage Global L.P.*	12,000	3.60
17	Best Invest – Yelin Lapidot	5,000	3.83
18	Academic Provident Funds Tradable	2,000	3.80
19	The First International Bank – Nostro	20,000	3.35
20	Hachshara Insurance Company – Nostro	9,500	3.45
21	Hachshara Insurance Company – Amitim	2,807	3.45
22	Halman Aldubi Provident and Pension	16,739	3.78
23	Halman Aldubi Portfolia Management 2007 Ltd	9,632	3.74
24	Vardan Investment House Ltd.	2,398	3.40
25	Vardan Investment House Ltd.	1,131	3.75
26	YELIN LAPIDOT PROVIDENT FUNDS MANAGEMENT LTD	10,000	3.83
27	YELIN LAPIDOT – MUTUAL FUNDS MANAGEMENT LTD	8,493	3.70
28	Lehava Investment Portfolio Management Ltd.	17,000	3.75
29	Mahog Ltd	3,000	3.83
30	Meitav Dash Best Invest	1,425	3.63
31	Meitav Dash Provident and Pension Ltd	50,000	3.65
32	Meitav Dash Portfolio Management Ltd	6,411	3.63
33	Meitav Dash Portfolio Management Ltd-Mifaliot	18,870	3.63
34	Meitav Dash Mutual Funds – Enigma Mutual Funds	3,600	3.00
35	Meitav Dash Mutual Funds Ltd	21,895	3.63
36	Meitav Dash Mutual Funds Ltd	5,276	3.80
37	Marathon Investments House Ltd.	2,810	3.50
38	CYBELE CAPITAL MARKETS LTD*	2,500	3.50
39	CYBELE CAPITAL MARKETS LTD*	3,500	3.82
40	Inbar Derivatives Ltd.*	40,000	3.49
41	Fidelity Venture Capital Ltd.	1,755	3.64
42	Fidelity Venture Capital Ltd.	1,755	3.74
43	Priority Asset Management Ltd.	3,000	3.65
44	K.H.R Study Fund	1,000	3.80
45	Legendary Group Ltd.	10,000	3.30
46	Legendary Group Ltd.	10,000	3.50
47	R.I.L Spirit Investment Management Ltd.*	23,000	3.58
48	R.I.L Spirit Investment Management Ltd.*	5,500	3.68
49	R.I.L Spirit Investment Management Ltd.*	6,500	3.78
50	Shekef Maof Investments Ltd.	10,125	3.79

	Total	488,124	—

(*)	To the best knowledge of the Company, a Qualified Investor which is a distributor of the issuance or a related party of a distributor of the issuance. In the overall, prior commitments for the purchase of 142,765 Units of Notes were provided by Qualified Investors which are distributors or related to distributers, constituting approximately 29% of all the Units of the Notes in respect of which prior commitments were provided by Qualified Investors.

The Company shall pay Qualified Investors an early commitment fee at a rate of 0.5% of the total immediate proceeds for the Units regarding which the Qualified Investors undertook to submit subscriptions.

A Qualified Investor may, on the Tender Date, reduce the interest rate compared to the interest rate stated by such investor in the said early commitment (in increments of 0.01%), by written notice to the Dealer Manager, to be received by the Dealer Manager prior to the Subscription List Closing Time. In addition, a Qualified Investor may, on the Tender Date, subscribe for a number of Units exceeding the number stated in their early commitment; however, excess Units subscribed for will not be deemed to be commitments made by Qualified Investors in the context of the Prospectus, but as a subscription submitted by a member of the public.

For additional Details regarding the Company’s engagement in a prior engagement with Qualified Investors see Section 2.4.5 of the Prospectus.

3.	Permits and Approvals

3.1	The Company applied to TASE to list the Notes offered under the Prospectus and the Supplementary Notice, for trading thereon, and TASE gave its approval to do so, subject to Section 3.3 below.

3.2	The said approval of TASE shall not be deemed approval for the details presented in the Prospectus and/or the Supplementary Notice, nor for the reliability and completeness thereof, and nothing in the said approval shall be considered an expression of opinion on the Company or the nature of the offered securities or the price at which they are offered.

3.3	Pursuant to TASE Regulations and the Directives thereunder, the registration of the Notes for trading on TASE is subject to fulfillment of minimum distribution and public holdings value of the Notes, all as set forth in Sections 2.3.1.1 and 2.3.1.2 of the Prospectus. Since the Company’s Notes, at a total of up to NIS 580 million par value, are rated ilAA- by S&P Global Ratings Maalot Ltd. (“the Rating Company”), the Company is exempt from the requirements of equity. For details of said rating, see Section 4 below.

Additionally, the listing of the Notes for trading on the TASE offered by the Prospectus and the Supplementary Notice is contingent upon publication of a registration document pursuant to the provisions relating to dual listing under Chapter E-3 of the Securities Law and the regulations promulgated thereunder in connection with the listing on the TASE of the Company’s Common Stock (the “Registration Document”) and the actual listing of the shares for trade as aforesaid.

3.4	In the event of a failure to comply with the TASE requirements as specified in Sections 2.3.1.1 and/or 2.3.1.2 of the Prospectus and/or if the Registration Document is not published within fourteen (14) business days of receipt of funds by the Dealer Manager, then the Offering of the Notes shall be void, the Notes will not be registered for trading on the TASE, funds received by the Dealer Manager will be returned to the subscribers and the Notes shall not be assigned to subscribers and the Company will issue an immediate report.

3.5	The Company considers the deposit of proceeds of the Offering in the Dealer Manager’s account as a transfer of proceeds to the Company, and on that basis the Company will apply to the TASE to register the Notes offered under the Prospectus and this Supplementary Notice for trading.

3.6	All of the distributors undertook that any offering of securities that will be done by them or by an agent on their behalf, will be done in an offshore transaction[5].

4.	Rating of the Notes

4.1	On October 26, 2017, the Rating Company determined a preliminary rating of ilAA- for the issuance of new Series A Notes of the Company in the amount of up to NIS 400 million par value.

[5]	I.e. a transaction in which the offer is not made to a person in the US, the transaction is made through a stock exchange located outside of the US, and neither the seller nor anyone on its behalf knows that the transaction was prearranged with a buyer in the US.

4.2	On November 22, 2017 the Rating Company determined that the rating of ilAA- for the issuance of new Series A Notes of the Company is valid for a Note issuance of up to NIS 580 million par value, for further details, see Appendix B1 and Appendix B2 to this Notice.

5.	Fees; Proceeds from the Offering

For the offering the Company will pay the following fees:

5.1	Early Commitment Fee

For further details regarding early commitment fee to Qualified Investors, see Section 2 above.

5.2	Distribution and Consultation Fee, Success Fee and Coordination Fee

Leader Underwriters (1993) Ltd., Excellence Nesuah Underwriting (1993) Ltd., Barak Capital Underwriting Ltd., Inbar Issuances and Finances Ltd., Egoz Issuances and Finances Ltd., Cybel Capital Markets Ltd., Alpha Beta issuances Ltd., A.S. Bartman Investments Ltd. and Y.A.Z. Investments and Assets Ltd. (together: the “Distributors”), shall serve as Distributors for the offering of the Notes offered pursuant to the Prospectus and this Supplementary Notice.

5.2.1	For its services, and subject to the completion of the Offering, the issuance of the Notes to the public and their listing for trade, Leader shall be entitled to a consulting, distribution and management fee of in a total amount of 1.5% of the immediate proceeds actually received for the Notes offered under the Prospectus and the Supplementary Notice. Leader shall distribute the distribution fee among the Distributors at its sole discretion, provided that a Distributor will not be entitled to a fee for securities it actually purchased as a result of execution of early commitments it had submitted in the tender for Qualified Investors. In addition, the Company may pay Leader a success fee at its sole discretion of 0.25% of the total immediate proceeds actually received for the Notes offered under the Prospectus and the Supplementary Notice

5.2.2	The Dealer Manager will be entitled to a coordination fee of USD 8,000.

6.	Proceeds from the offering

The immediate proceeds expected by the Company from the issuance of the Notes under the Prospectus and this Supplementary Notice, assuming all offered Units will be purchased, net of the expenses included in the Offering, are expected to be as follows:

The expected immediate proceeds (gross)	Approx. NIS 565,000 thousands

Net of early commitment fees, distribution and consultation fees and coordination fees[6]	Approx. NIS 10,915 thousands

Net other expenses[7] (estimated)	Approx. NIS 11,475 thousands

Expected net proceeds	Approx. NIS 542,610 thousands

[6]	Excluding success fee as specified above.
[7]	Including consultation fees to FCC Ltd. and/or related entities.

The total expenses of the Issuance constitute approximately 4% of the gross proceeds expected in connection with the Offered Securities under the Prospectus and the Supplementary Notice8. For details regarding the designation of proceeds, see Section 5.2 of the Prospectus.

Since the issuance pursuant to the Prospectus and this Supplementary Notice is not underwritten, there is no certainty that all the offered Units will be purchased and accordingly, the proceeds as well as the expenses entailed in the offering, might be different than detailed above.

For additional information on the Capitalization of the Company assuming the completion of the offering and the receipt of the proceeds of the offering, see Appendix C to this Supplementary Notice.

[8]	Assuming that all Units offered under the Prospectus and the Supplementary Notice will be purchased.

Signatures

6.1	The Company

PennantPark Floating Rate Capital Ltd.	/s/ Arthur H. Penn

6.2	The Directors

Arthur H. Penn	/s/ Arthur H. Penn

Adam K. Bernstein	/s/ Adam K. Bernstein

Marshall Brozost	/s/ Marshall Brozost

Jeffrey Flug	/s/ Jeffrey Flug

Samuel L. Katz	/s/ Samuel L. Katz